TECHE
                                HOLDING COMPANY
                               Franklin, Louisiana

                                         FOR IMMEDIATE RELEASE, January 25, 2006
                                                                 3:30 pm Central
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                               (337) 560-7151


                 TECHE HOLDING COMPANY ANNOUNCES EARNINGS GROWTH

         FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported on earnings for the Company for the quarter ended December 31, 2005.

         Earnings for the quarter ended December 31, 2005 amounted to $1.6 million, or $0.70 per diluted share, compared to $1.5 million or $0.62 per diluted share for the same quarter in fiscal 2005, an increase of $0.08 per share, or 12.9%.

         Quarterly earnings excluding a gain on the sale of unused land in the amount of $187,000 amounted to $1.5 million, or $0.64 per diluted share.

         Teche's results for the quarter reflect the continued success of its SmartGrowth strategy. This strategy focuses the Company's resources on the most profitable segments of its business and emphasizes growth with profitability

 The Company reported the following key achievements:

     o    Total Deposits, in the past three months,  increased $12.5 million, or
          ----------------------------------------------------------------------
          2.4%,  to  $528.6  million,  from  $516.1  million.  Checking  account
          ----
          balances grew $11.5 million, or 92% of the quarterly growth in deposits.

     o    Net  Interest  Margin  increased  to  3.39%  from  3.21%  despite  the
          --------------------------------------------------------
          unfavorable interest rate environment.

     o    Quarterly Net-Interest Income increase $467,000, or 9.5% over the past
          ----------------------------------------------------------------------
          quarter, to $5.4 million, compared to $4.9 million in same quarter for
          -------
          2004.

     o    New Loans in the past three months wer $37.6  million,  of which $31.5
          -----------------------------------------------------
          million, or 84%, were SmartGrowth loans.

                                                               Page 1 of 6 Pages

     o    Dividends increased to $0.26 per share compared to $0.22 per share for
          --------------------------------------
          the quarter ended December 31, 2004, an increase of 18.2%. Dividends have increased for eleven consecutive quarters. The Company has paid a cash dividend for 42 consecutive quarters.

Deposit Growth

         Total deposits grew $12.5 million to $528.6 million at December 31, 2005, from $516.1 million at September 30, 2005, an increase of 2.4%. Almost all of the growth was a result of growth in checking account balances of $11.5 million, or 92% of the quarterly growth in deposits.

SmartGrowth Loans and Deposits

          SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $298.5 million, or 61.3% of total loans at December 31, 2005, compared to $300.4 million, or 60.9% at September 30, 2005, a three month decrease of $1.9 million. Total loans dropped from $ 493.0 million to $487.0 million as conforming loan balances fell from $192.5 million to $188.5 million.

         SmartGrowth Deposits consisting of checking accounts, savings accounts and money market accounts, amount to $236.9 million as of December 31, 2005, compared to $224.6 million as of September 30, 2005, a single quarter increase of $12.3 million, or 5.5%.

         Most of the $12.5 million deposit growth, or 98% came from SmartGrowth deposits.

         Checking account balances at December 31, 2005 amounted to $115.0 million, up from $103.4 million at September 30, 2005, a single quarter increase of $11.5 million, or 11.2%.

         SmartGrowth Deposits now amount to approximately 45% of all deposits.

         "We are extremely pleased with the double-digit single-quarter growth in checking balances, which is the result of a long-term plan to increase low-cost deposits," said Little.

Net Interest Income

         Net interest income for the three months ended December 31, 2005, amounted to $5.4 million compared to $4.9 million in the same quarter last year, an increase of $467,000 or 9.5%.

                                                               Page 2 of 6 Pages

         The increase in net interest income was primarily due to prepayment of higher cost and to a decrease in the average balance of FHLB advances combined with an increase in the average balances and interest rates earned on loans. These increases were offset somewhat by an increase in the average balances and interest rates paid on interest bearing deposit accounts.

Asset Quality

         Non-performing assets as a percent of total assets decreased to 0.71% at December 31, 2005, compared to 0.78% for the quarter ended September 30, 2005.

         During the quarter ended December 31, 2005, Teche experienced loan charge offs in the amount of $418,000, primarily due to two credits resolved during the quarter.

         Teche estimates that approximately 70 customers, whose aggregate loan balances amount to $2.9 million, have been granted forbearance as a result of the impact of Hurricanes Katrina and Rita. The average loan balance on these loans is $40,000.

         As a result of the impact of the hurricanes, the Company announced an increase in the provision for loan losses in the amount of $800,000, for the quarter ended September 30, 2005.

         "We are comfortable with the $800,000 provision for loan losses added last quarter," said Little.

Increase in Dividends

         Since June 12, 2003, Teche has increased dividends for eleven consecutive quarters and currently pays a $0.26 per share quarterly dividend. Based on the closing price of our common stock at end of business on December 31, 2005, the annualized dividend yield was 2.7%.

Net Interest Margin

         Net interest margin amounted to 3.39% for the three months ended December 31, 2005, compared to 3.21% for the three months ended December 31, 2004.

         Net interest margin increased for several reasons. First, interest on loans increased, primarily due to increases in interest rates and to an increase in SmartGrowth loan balances compared to last year. Second, SmartGrowth low-cost deposit balances increased, and third, higher cost FHLB advances decreased.

         FHLB advances decreased to $86.5 million from $93.4 million, a single quarter decrease of $6.9 million, or 7.4%. A year ago, FHLB advances were $153.2 million, a one-year decrease of $66.7 million, or 43.6%.

                                                               Page 3 of 6 Pages

         "Over the past year, as deposits have dramatically increased, we have also dramatically decreased advances from the Federal Home Loan Bank," said Little. "This and the continued execution of our SmartGrowth strategy has positively affected our Net Interest Margin."

Non Interest Income

         Non-Interest Income for the quarter period ended December 31, 2005, amounted to $3.0 million and 36.2% of operating revenue. Non- interest income includes an $187,000 pre-tax gain on the sale of unused land during the quarter.

         Deposit service charges amounted to 84.1% of total non-interest income for the quarter ended December 31, 2005.

Non-Interest Expense

         Non-interest Expense amounted to $6.0 million compared to $5.2 million for the three months ended December 31, 2005, primarily due to branch expansion.

         Teche Federal Bank is the third largest publicly traded bank based in Louisiana with over $683 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 60,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange


         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
                                       ###

                                                               Page 4 of 6 Pages

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)



                                                            Three Months Ended
                                                                December 31


                                                            2005          2004
                                                          -------       -------

Interest Income                                           $ 9,366       $ 8,601
Interest Expense                                            4,004         3,706
                                                          -------       -------
Net Interest Income                                         5,362         4,895
Provision for Loan Losses                                      45            30
                                                          -------       -------
Net Interest Income after
  Provision for Loan Losses                                 5.317         4,865
Non Interest Income                                         3,043         2,500
Non Interest Expense                                        5,960         5,229
                                                          -------       -------
Income Before Gain on Sales of
  Securities and Income Taxes                               2,400         2,136
Gains on
  Sales of Securities                                          --             8
Income Taxes                                                  780           696
                                                          -------       -------
Net Income                                                $ 1,620       $ 1,448
                                                          =======       =======

Selected Financial Data


Dividends Declared Per Share                              $  0.26       $  0.22
Basic Earnings Per Common Share                           $  0.71       $  0.65
Diluted Earnings Per Common Share                         $  0.70       $  0.62
Annualized Return on Avg. Assets                             0.95%         0.89%
Annualized Return on Avg. Equity                            10.57%         9.64%
Annualized Return on Avg
 Tangible Equity (1)                                        11.41%        10.49%
Net Interest Margin                                          3.39%         3.21%
Non Interest Income/Avg. Assets                              1.78%         1.53%
Non Interest Expense/Avg. Assets                             3.49%         3.20%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:


Average Stockholders' Equity                              $61,310       $60,099
Less average goodwill and other intangible
  assets, net of related income taxes                       3,867         3,873
                                                          -------       -------
Average Tangible Equity                                   $57,443       $56,226
                                                          =======       =======

Net Income                                                $ 1,620       $ 1,448
Plus Amortization of core deposit
  Intangibles, net of related income taxes                     19            26
                                                          -------       -------
Net Income, as adjusted                                   $ 1,639       $ 1,474
                                                          =======       =======

                                                               Page 5 of 6 Pages

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at


                                                   Dec. 31, 2005  Sept. 30, 2005

SmartGrowth Loans*                                   $ 298,464       $ 300,443
Mortgage Loans**                                       188,500         192,524
                                                     ---------       ---------
                                                       486,963         492,967
Allowance for Loan Losses                               (4,780)         (5,151)
                                                     ---------       ---------
Loans Receivable, Net                                  482,184         487,816

Cash and Securities                                    162,023         150,991
Goodwill and Other Intangibles                           3,647           3,982
Foreclosed Real Estate                                   1,570             270
Other                                                   33,986          33,763
                                                     ---------       ---------
TOTAL ASSETS                                         $ 683,410       $ 676,822
                                                     =========       =========

SmartGrowth Deposits***                              $ 236,893       $ 224,611
Time Deposits                                          291,668         291,441
                                                     ---------       ---------
Total Deposits                                         528,562         516,052

FHLB Advances                                           86,456          93,409
Other Liabilities                                        6,760           6,023
Stockholders' Equity                                    61,632          61,338
                                                     ---------       ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                 $ 683,410       $ 676,822
                                                     =========       =========

Ratio of Equity to Assets                                 9.02%           9.06%
Tangible Equity to Tangible Assets (2)                    8.50%           8.53%
Book Value per Common Share                          $   27.10       $   26.79
Tangible Book Value Per Common                       $   25.41       $   25.09
Share (2)
Non-performing Assets/Total Assets                        0.71%           0.78%
Shares Outstanding (in thousands)                        2,274           2,290

 *       Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
 **      Owner Occupied Conforming Mortgage Loans
 ***     Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization expense on a tax-effected basis. The amount was calculated using the following information:


Stockholders' Equity                                   $ 61,632       $ 61,338
Less goodwill and other Intangible
  assets, net of related income taxes                     3,855          3,886
                                                       --------       --------
Tangible Stockholders' Equity                          $ 57,777       $ 57,452
                                                       ========       ========

Total Assets                                           $683,410       $677,222
Less goodwill and other Intangible
  assets, net of related income taxes                     3,855          3,886
                                                       --------       --------
Total Tangible Assets                                  $679,555       $672,936
                                                       ========       ========


                                                               Page 6 of 6 Pages